Exhibit 5.2

[Letterhead BAKER & HOSTETLER LLP]

October 18, 2002

JohnsonDiversey, Inc.
8310 16th Street, P.O. Box 902
Sturtevant, WI 53177

Jones, Day, Reavis & Pogue
77 W. Wacker
Chicago, IL 60601

Ladies and Gentlemen:

We have acted as special California counsel to Chemical Methods Associates, Inc. (“CMA”) and Chemical Methods Leasco, Inc. (“CML” together with CMA, the “Guarantors”), each of which is a California corporation and a wholly owned subsidiary of JohnsonDiversey, Inc. (“Issuer”), a Delaware corporation, in connection with the offer to exchange (the “Exchange Offer”) up to US$300,000,000 aggregate principal amount of 9.625% Senior Subordinated Notes due 2012, Series A (the “Dollar Notes”) for US$300,000,000 aggregate principal amount of 9.625% Senior Subordinated Notes due 2012, Series B (the “Dollar Exchange Notes”) and up to EU€225,000,000 aggregate principal amount of 9.625% Senior Subordinated Notes due 2012, Series A (the “Euro Notes” together with the Dollar Notes the “Notes”) for EU€225,000,000 aggregate principal amount of 9.625% Senior Subordinated Notes due 2012, Series B (the “Euro Exchange Notes,” together with the Dollar Exchange Notes, the “Exchange Notes”).

The Dollar Exchange Notes will be issued pursuant to the Indenture (the “Dollar Indenture”) among the Issuer, the Guarantors, each of the other subsidiary guarantors listed on Schedule I thereto, and BNY Midwest Trust Company, as trustee, dated as of May 3, 2002, and the Euro Exchange Notes will be issued pursuant to the Indenture (the “Euro Indenture,” together with the Dollar Indenture, the “Indentures”) among the Issuer, the Guarantors, each of the other subsidiary guarantors listed on Schedule I thereto, and The Bank of New York, as trustee, dated as of May 3, 2002 (the trustees of both Indentures are referred to herein collectively as, the “Trustees”). Each of the Guarantors has agreed to guarantee the obligations of the Issuer under the Exchange Notes (collectively, the “Guarantees”) pursuant to the terms of the Indentures.

In rendering this opinion, we have examined and relied upon the following: (1) copies of the Bylaws, Articles of Incorporation, as amended and restated, and Written Action of the Board of Directors in Lieu of a Meeting dated May 1, 2002 of CMA, each of which was certified by the Secretary of CMA; (2) copies of the Bylaws, Articles of Incorporation, as amended, and Written Action of the Board of Directors in Lieu of a Meeting dated May 1, 2002 of CML each of which was certified by the Secretary of CML; (3) copies of the Indentures including the form of guarantee attached thereto certified by the Secretary of each of the Guarantors; (4) a certificate from the Secretary of each of the Guarantors as to certain facts; (5) a Certificate of Status Domestic Corporation dated September 26, 2002 from the Secretary of State for the State of California for each of the Guarantors; and (6) the applicable laws of the State of California.

Based on the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

a.
Based solely upon and as of the date of the Certificate of Status Domestic Corporation dated September 26, 2002 from the Secretary of State for the State of California for each of the Guarantors, the Guarantors are corporations duly incorporated and validly existing under California law.

b.
As of the date of the Indentures, the Guarantors had all corporate power and authority to enter into, and, as of the date hereof, the Guarantors have all necessary corporate power and authority to perform their obligations under, the Indentures.

c.	The execution and delivery by the Guarantors of the Indentures has been authorized by all necessary corporate action of the Guarantors.

d.	The execution and delivery by the Guarantors of the Guarantees has been authorized by all necessary corporate action of the Guarantors.

Our examination of the matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the law in the State of California. We express no opinion with respect to the law of any other jurisdiction.

This opinion is rendered only to you and is solely for your benefit in connection with the Exchange Offer in the manner described in the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by the Issuer, and we hereby consent to the filing of this opinion as an exhibit to such Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Baker & Hostetler LLP